Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES CFO INTENTION TO RETIRE

EL DORADO, Arkansas, February 12, 2018 – Murphy Oil Corporation (NYSE: MUR) announced today that John W. Eckart, Executive Vice President and Chief Financial Officer, has informed the company of his intention to retire during 2018, after nearly 28 years of service. Currently, Murphy has a search process underway to identify Mr. Eckart’s successor. Mr. Eckart is expected to serve in his current role until such time as a successor is named and otherwise assist in the transition.

Mr. Eckart joined Murphy in 1990 as Auditing Manager taking on roles with increasing responsibility, culminating in being named to his current role in 2015. As a member of the company’s executive leadership team, Mr. Eckart led the growth and modernization of Murphy’s finance and accounting functions, and serves on the company’s pension investment, employee benefits, and risk committees. He is widely recognized for his commitment to Murphy and the success of the company.

“On behalf of the company, I want to thank John for his many years of service and wish him all the best in retirement. John has provided sound strategic advice and guidance in managing the financial affairs of the company, and his contributions will be greatly missed," stated Roger Jenkins, President and Chief Executive Officer.

“While I am looking forward to enjoying the next chapter of my life,” Eckart commented, “I am enthusiastic for Murphy as it enters this year with a solid portfolio of assets and robust business opportunities, a strong leadership team and outstanding, committed people. Over the course of my career, I have been provided many opportunities and have met wonderful people around the world. I will be leaving behind a great company,” Eckart continued.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Amy Garbowicz, amy_garbowicz@murphyoilcorp.com, 281-675-9201

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324